UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2007

H2DIESEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-51903	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2007 H2Diesel Holdings and its subsidiary H2Diesel entered into a Stock Purchase and Termination Agreement with Xethanol Corporation in which we have agreed, subject to raising the requisite financing, to purchase from Xethanol 5,460,000 shares of our common stock for an aggregate purchase price equal to $7,000,000, or approximately $1.28 per share. Xethanol is currently a 32% owner of our shares, and the shares subject to the stock purchase agreement represent 30% of our outstanding shares, in each case assuming conversion of our outstanding preferred stock. The closing price of our common stock on October 5, 2007 as quoted on the OTC Bulletin Board (trading symbol HTWO.OB) was $7.00 per share, with an average daily trading volume over the previous three months of under 10,000 shares.

At the closing of the repurchase of shares from Xethanol, all of our existing agreements with Xethanol will be cancelled, and there will be no further commercial relationship between us. They include a sublicense agreement, dated June 15, 2006, providing for sale by us to Xethanol of specified amounts at a specified price of our biofuel and the grant of an exclusive distribution license to Xethanol with respect to 16 states in the eastern U.S., and a technology access agreement, also dated June 15, 2006, under which we would give Xethanol access to certain of our technology. A letter agreement regarding registration rights would also be terminated at the closing, and a $50,000 loan from Xethanol to us will be deemed to be satisfied and cancelled. A mutual release by the parties of all claims also would be effective at the closing.

The closing is contingent upon our raising a minimum of $10,000,000 of new financing, although we may waive this condition. Xethanol will retain the remaining 390,000 shares of our common stock that it now owns. Subject to satisfaction of the financing condition, the closing is to occur on or before November 9, 2007. We paid Xethanol a non-refundable deposit of $250,000, which will be deducted from the purchase price payable at the closing. If the closing does not occur on or before November 9th, or a later date agreed by the parties, each party has an independent right to terminate the agreement on 10 calendar days’ notice. Neither party will incur any obligation to the other party as a result of the termination, other than a termination arising from a breach, and a failure by us to obtain new financing will not be a breach. However, if the agreement is terminated other than as a result of a breach by Xethanol, Xethanol will retain the non-refundable deposit of $250,000.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Stock Purchase and Termination Agreement, dated as of October 5, 2007, by and among H2Diesel Holdings, Inc., H2Diesel, Inc. and Xethanol Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 10, 2007	/s/ David A. Gillespie
Name: David A. Gillespie
Title: Chief Executive Officer